EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2013		2012		2011
Including Interest Paid on Deposits:
Earnings before income taxes	$747,126		$780,909		$734,577
Combined fixed charges:
Interest expense on deposits	141,639		144,166		157,173
Interest expense on borrowed funds	399,843		486,914		509,070
Appropriate portion (1/3) of rent expenses	11,676		11,282		9,892

Total fixed charges	$553,158		$642,362		$676,135

Earnings before income taxes and fixed charges	$1,300,284		$1,423,271		$1,410,712

Ratio of earnings to fixed charges	2.35	x	2.22	x	2.09	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$747,126		$780,909		$734,577
Combined fixed charges:
Interest expense on borrowed funds	399,843		486,914		509,070
Appropriate portion (1/3) of rent expenses	11,676		11,282		9,892

Total fixed charges	$411,519		$498,196		$518,962

Earnings before income taxes and fixed charges	$1,158,645		$1,279,105		$1,253,539

Ratio of earnings to fixed charges	2.82	x	2.57	x	2.42	x